# CAYMAANZ INSURANCE COMPANY

## COVER NOTE TO CONTRACT FOR REINSURANCE

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| REINSURED: | United Property and Casualty Insurance Company ("Company")<br>700 Central Avenue, Suite 302<br>St. Petersburg, FL 33701 |
| REINSURER: | Caymaanz Insurance Company ("Reinsurer")<br>George Town, Grand Cayman<br>Federal ID Number 20-8110147 |
| PERIOD: | The contract shall cover losses in respect of new, renewal and in-force business during the period 12:00:00 a.m. Eastern Daylight Time June 1, 2007 to 11:59:59 p.m. Eastern Daylight Time May 31, 2008.<br><br>The expiration of the contract shall be extended in the event that a Loss Occurrence is in progress at the time this contract would otherwise have expired. In such instance, the contract will expire at the time the Loss Occurrence in progress has ended. |
| TYPE: | Catastrophe Excess of Loss Treaty |
| LINE OF BUSINESS: | This contract shall cover all business classified by the Company as property including but not limited to: Multiple Peril Homeowners, Fire, Condominium and Apartment owners and business written under the Company's Garage Program. |
| LIMITS: | Reinsurer shall be liable in respect of a Loss Occurrence for the Ultimate Net Loss in excess of an initial Ultimate Net Loss of $10,000,000, subject to an overall aggregate limit of liability to the reinsurer of $6,500,000. |
| PREMIUM: | Reinsurer shall receive premiums of $5,525,000 or 85.0% rate-on-line for the $6,500,000 catastrophe reinsurance protection. |
| FUNDS HELD: | Reinsurer shall retain premiums, capital and investment income on behalf of the Company in a U.S. financial institution as permitted by Grand Cayman laws. |
| LOSS RESERVE: | If the Florida Office of Insurance Regulation finds that the Company's coverage hereunder does not qualify for full credit against its loss reserve requirements, the Reinsurer shall, on or before December 31, 2007, provide a letter of credit issued by an SVO rated bank which bank and form of letter of credit shall otherwise be reasonably acceptable to the Company. |
| PREMIUM REMITTANCE: | Premiums shall be paid to reinsurer in four equal installments on July 1, October 1, January 1 and April 1. In the event that net catastrophe losses exceed $10,000,000 to the Company, all remaining premium payments due to reinsurer shall be accelerated and paid in full prior to the Reinsurer being liable to pay losses hereunder. |

REINSURANCE RECOVERIES:

Subject to all limitations and conditions above, reinsurer will reimburse the Company for all catastrophe losses and Loss Adjustment Expenses that are paid during the contract period. The Company shall report such payments within 15 days of the close of each month and reinsurer shall reimburse the Company within 15 days of such notice. Reinsurer shall have the right to reasonable review of claims records and payment confirmations prior to reimbursement.

DEFINITIONS:

Loss Occurrence shall mean the sum of all individual losses directly occasioned by any on disaster, accident or loss or series of disasters, accidents or losses arising out of one event which occurs within the area of one state of the United States and states contiguous thereto and to one another. However, the duration and extent of any one Loss Occurrence shall be limited to all individual losses sustained by the Company occurring during any period of 168 consecutive hours arising out of and directly occasioned by the same event.

Ultimate Net Loss shall mean the sum or sums paid or payable by the Company in settlement of claims and in satisfaction of judgments rendered on account of such claims, all recoveries and all claims in inuring insurance or reinsurance, whether collectible or not plus all associated Loss Adjustment Expenses.

Loss Adjustment Expenses shall mean expenses assignable to the investigation, appraisal, adjustment, settlement, litigation, defense and/or appeal and allocable to a specific claim or loss. Loss Adjustment Expense shall included, but not be limited to, interest on judgments, expenses of outside adjusters, and a pro rata share of the salaries and expense of the Company's field employees according to the time occupied adjusting such losses but excluding salaries of the Company's officials and any normal overhead charges.

REINSURER STATUS:

Reinsurer shall be a licensed reinsurance company domiciled in Grand Cayman and shall remain in compliance with all laws and regulations of Grand Cayman.

CURRENCY:

The currency to be used for all purposes of the contract is United States of America currency.

LAWS AND JURISDICTION:

The contract shall be governed by the laws of the Cayman Islands and shall be subject to the jurisdiction of the courts of the Cayman Islands.

**CAYMAANZ Insurance Company**

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**Authorized Representative**


$5
Cayman Islands